Exhibit 99.5

PART I.	FINANCIAL INFORMATION
ITEM 1.	FINANCIAL STATEMENTS (UNAUDITED)

WILLIS TOWERS WATSON

Condensed Consolidated Statements of Comprehensive Income

(In millions of U.S. dollars, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Revenue	$2,466	$2,312

Costs of providing services
Salaries and benefits	1,394	1,348
Other operating expenses	484	418
Depreciation	98	54
Amortization	121	127
Transaction and integration expenses	9	6

Total costs of providing services	2,106	1,953

Income from operations	360	359
Interest expense	(61)	(54)
Other income, net	92	55

INCOME FROM OPERATIONS BEFORE INCOME TAXES	391	360
Provision for income taxes	(78)	(67)

NET INCOME	313	293
Income attributable to non-controlling interests	(8)	(6)

NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON	$305	$287

EARNINGS PER SHARE
Basic earnings per share	$2.36	$2.21

Diluted earnings per share	$2.34	$2.20

Comprehensive income before non-controlling interests	$93	$315
Comprehensive income attributable to non-controlling interests	(7)	(5)

Comprehensive income attributable to Willis Towers Watson	$86	$310

See accompanying notes to the condensed consolidated financial statements

WILLIS TOWERS WATSON

Condensed Consolidated Balance Sheets

(In millions of U.S. dollars, except share data)

(Unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$898	$887
Fiduciary assets	15,589	13,004
Accounts receivable, net	2,594	2,621
Prepaid and other current assets	469	525

Total current assets	19,550	17,037
Fixed assets, net	974	1,046
Goodwill	11,162	11,194
Other intangible assets, net	3,360	3,478
Right-of-use assets	906	968
Pension benefits assets	915	868
Other non-current assets	860	835

Total non-current assets	18,177	18,389

TOTAL ASSETS	$37,727	$35,426

LIABILITIES AND EQUITY
Fiduciary liabilities	$15,589	$13,004
Deferred revenue and accrued expenses	1,329	1,784
Current debt	697	316
Current lease liabilities	151	164
Other current liabilities	858	802

Total current liabilities	18,624	16,070
Long-term debt	5,177	5,301
Liability for pension benefits	1,261	1,324
Deferred tax liabilities	501	526
Provision for liabilities	541	537
Long-term lease liabilities	914	964
Other non-current liabilities	320	335

Total non-current liabilities	8,714	8,987

TOTAL LIABILITIES	27,338	25,057
COMMITMENTS AND CONTINGENCIES
EQUITY (i)
Additional paid-in capital	10,703	10,687
Retained earnings	2,009	1,792
Accumulated other comprehensive loss, net of tax	(2,446)	(2,227)
Treasury shares, at cost, 17,519 shares in 2020 and 2019, and 40,000 shares, €1 nominal value, in 2020 and 2019	(3)	(3)

Total Willis Towers Watson shareholders’ equity	10,263	10,249
Non-controlling interests	126	120

Total equity	10,389	10,369

TOTAL LIABILITIES AND EQUITY	$37,727	$35,426

(i)

Equity includes (a) Ordinary shares $0.000304635 nominal value; Authorized 1,510,003,775; Issued 128,726,263 (2020) and 128,689,930 (2019); Outstanding 128,726,263 (2020) and 128,689,930 (2019); (b) Ordinary shares, €1 nominal value; Authorized and Issued 40,000 shares in 2020 and 2019; and (c) Preference shares, $0.000115 nominal value; Authorized 1,000,000,000 and Issued none in 2020 and 2019.

See accompanying notes to the condensed consolidated financial statements

WILLIS TOWERS WATSON

Condensed Consolidated Statements of Cash Flows

(In millions of U.S. dollars)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
CASH FLOWS FROM/(USED IN) OPERATING ACTIVITIES
NET INCOME	$313	$293
Adjustments to reconcile net income to total net cash from operating activities:
Depreciation	98	54
Amortization	121	127
Non-cash lease expense	34	36
Net periodic benefit of defined benefit pension plans	(46)	(32)
Provision for doubtful receivables from clients	24	8
Benefit from deferred income taxes	(23)	(28)
Share-based compensation	(1)	10
Non-cash foreign exchange (gain)/loss	(12)	8
Other, net	23	4
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries:
Accounts receivable	(46)	(121)
Fiduciary assets	(2,873)	(2,490)
Fiduciary liabilities	2,873	2,490
Other assets	7	(37)
Other liabilities	(482)	(379)
Provisions	13	10

Net cash from/(used in) operating activities	23	(47)

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions to fixed assets and software for internal use	(66)	(57)
Capitalized software costs	(15)	(17)
Acquisitions of operations, net of cash acquired	(66)	(1)
Other, net	(15)	—

Net cash used in investing activities	(162)	(75)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings on revolving credit facility	396	138
Repayments of debt	(128)	(1)
Proceeds from issuance of shares	3	22
Dividends paid	(84)	(77)
Acquisitions of and dividends paid to non-controlling interests	(1)	—

Net cash from financing activities	186	82

INCREASE/(DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	47	(40)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(36)	(1)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD (i)	895	1,033

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD (i)	$906	$992

(i)

As a result of the acquired TRANZACT collateralized facility, cash, cash equivalents and restricted cash included $8 million of restricted cash at March 31, 2020 and December 31, 2019, which is included within prepaid and other current assets on our condensed consolidated balance sheets. There were no restricted cash amounts held at March 31, 2019 and December 31, 2018.

See accompanying notes to the condensed consolidated financial statements

WILLIS TOWERS WATSON

Condensed Consolidated Statements of Changes in Equity

(In millions of U.S. dollars and number of shares in thousands)

(Unaudited)

	Shares outstanding	Additional paid-in capital	Retained earnings	Treasury shares	AOCL (i)	Total WTW shareholders’ equity	Non-controlling interests	Total equity	Redeemable non- controlling interest (ii)	Total
Balance as of December 31, 2018	128,922	$10,615	$1,201	$(3)	$(1,961)	$9,852	$119	$9,971	$26
Adoption of ASU 2018-02	—	—	36	—	(36)	—	—	—	—
Net income	—	—	287	—	—	287	4	291	2	$293

Dividends declared ($0.65 per share)	—	—	(85)	—	—	(85)	—	(85)	—
Other comprehensive income/(loss)	—	—	—	—	23	23	(1)	22	—	$22

Issuance of shares under employee stock compensation plans	289	22	—	—	—	22	—	22	—
Share-based compensation and net settlements	—	(7)	—	—	—	(7)	—	(7)	—

Balance as of March 31, 2019	129,211	$10,630	$1,439	$(3)	$(1,974)	$10,092	$122	$10,214	$28

Balance as of December 31, 2019	128,690	$10,687	$1,792	$(3)	$(2,227)	$10,249	$120	$10,369	$—
Net income	—	—	305	—	—	305	8	313	—	$313

Dividends declared ($0.68 per share)	—	—	(88)	—	—	(88)	—	(88)	—
Dividends attributable to non-controlling interests	—	—	—	—	—	—	(1)	(1)	—
Other comprehensive loss	—	—	—	—	(219)	(219)	(1)	(220)	—	$(220)

Issuance of shares under employee stock compensation plans	36	3	—	—	—	3	—	3	—
Share-based compensation and net settlements	—	9	—	—	—	9	—	9	—
Foreign currency translation	—	4	—	—	—	4	—	4	—

Balance as of March 31, 2020	128,726	$10,703	$2,009	$(3)	$(2,446)	$10,263	$126	$10,389	$—

(i)	Accumulated other comprehensive loss, net of tax (‘AOCL’).
(ii)	The non-controlling interest was related to Max Matthiessen Holding AB. The remaining amount was purchased during the three months ended December 31, 2019.

See accompanying notes to the condensed consolidated financial statements

WILLIS TOWERS WATSON

Notes to the Condensed Consolidated Financial Statements

(Tabular amounts in millions of U.S. dollars, except per share data)

(Unaudited)

Note 1 — Nature of Operations

Willis Towers Watson plc is a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. The Company has more than 45,000 employees and services clients in more than 140 countries.

We design and deliver solutions that manage risk, optimize benefits, cultivate talent, and expand the power of capital to protect and strengthen institutions and individuals.

Our risk management services include strategic risk consulting (including providing actuarial analysis), a variety of due diligence services, the provision of practical on-site risk control services (such as health and safety and property loss control consulting), and analytical and advisory services (such as hazard modeling and reinsurance optimization studies). We also assist our clients with planning for addressing incidents or crises when they occur. These services include contingency planning, security audits and product tampering plans.

We help our clients enhance business performance by delivering consulting services, technology and solutions that optimize benefits and cultivate talent. Our services and solutions encompass such areas as employee benefits, total rewards, talent and benefits outsourcing. In addition, we provide investment advice to help our clients develop disciplined and efficient strategies to meet their investment goals and expand the power of capital.

As an insurance broker, we act as an intermediary between our clients and insurance carriers by advising on their risk management requirements, helping them to determine the best means of managing risk and negotiating and placing insurance with insurance carriers through our global distribution network.

We operate a private Medicare marketplace in the U.S. through which, along with our active employee marketplace, we help our clients move to a more sustainable economic model by capping and controlling the costs associated with healthcare benefits. Additionally, with the acquisition of TRANZACT in July 2019 (see Note 3 – Acquisitions), we also provide direct-to-consumer sales of Medicare coverage.

We are not an insurance company, and therefore we do not underwrite insurable risks for our own account. We believe our broad perspective allows us to see the critical intersections between talent, assets and ideas - the dynamic formula that drives business performance.

Proposed Combination with Aon plc

On March 9, 2020, WTW and Aon plc (‘Aon’) issued an announcement disclosing that the respective boards of directors of WTW and Aon had reached agreement on the terms of a recommended acquisition of WTW by Aon. Under the terms of the agreement each WTW shareholder will receive 1.08 Aon ordinary shares for each WTW ordinary share. At the time of the announcement, it was estimated that upon completion of the combination, existing Aon shareholders will own approximately 63% and existing WTW shareholders will own approximately 37% of the combined company on a fully diluted basis.

The transaction is subject to the approval of the shareholders of both WTW and Aon, as well as other customary closing conditions, including required regulatory approvals. The parties expect the transaction to close in the first half of 2021, subject to satisfaction of these conditions.

Note 2 — Basis of Presentation and Recent Accounting Pronouncements

Basis of Presentation

The accompanying unaudited quarterly condensed consolidated financial statements of Willis Towers Watson and our subsidiaries are presented in accordance with the rules and regulations of the SEC for quarterly reports on Form 10-Q and therefore do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, these condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, which are necessary for a fair presentation of the condensed consolidated financial statements and results for the interim periods. All intercompany accounts and transactions have been eliminated in consolidation. The condensed consolidated financial statements should be read together with the Company’s Annual Report on Form 10-K, filed with the SEC on February 26, 2020, and may be accessed via EDGAR on the SEC’s web site at www.sec.gov.

The results of operations for the three months ended March 31, 2020 are not necessarily indicative of the results that can be expected for the entire year. The Company experiences seasonal fluctuations of its revenue. Revenue is typically higher during the Company’s first and fourth quarters due primarily to the timing of broking-related activities. The results reflect certain estimates and assumptions made by management, including those estimates used in calculating acquisition consideration and fair value of tangible and intangible assets and liabilities, professional liability claims, estimated bonuses, valuation of billed and unbilled receivables, and anticipated tax liabilities that affect the amounts reported in the condensed consolidated financial statements and related notes.

Risks and Uncertainties Related to the COVID-19 Pandemic

The COVID-19 pandemic has had an adverse impact on global commercial activity, including the global supply chain, and has contributed to significant volatility in the financial markets including, among other effects, a decline in the equity markets and reduced liquidity. In light of the potential future disruption to our own business operations and those of our clients, suppliers and other third parties with whom we interact, the Company considered the impact of COVID-19 on our business. This analysis considered our business resilience and continuity plans, financial modeling and stress testing of liquidity and financial resources.

The analysis concluded that the COVID-19 pandemic did not have a material adverse impact to our financial results for the first quarter of fiscal 2020; however, we expect that the impact of COVID-19 on general economic activity could negatively impact our revenue and operating results for the remainder of 2020. We will continue to monitor the situation and assess possible implications to our business and our stakeholders and will take appropriate actions to help mitigate adverse consequences. The extent to which COVID-19 impacts our business and financial position will depend on future developments, which are difficult to predict, including the severity and scope of the COVID-19 outbreak as well as the types of measures imposed by governmental authorities to contain the virus or address its impact and the duration of those actions and measures.

The Company has considered multiple scenarios, with both positive and negative inputs, as part of the significant estimates and assumptions that are inherent in our financial statements and are based on trends in client behavior and the economic environment throughout the quarter as COVID-19 has moved throughout the geographies in which we operate. These estimates and assumptions include the collectability of billed and unbilled receivables, the estimation of revenue, and the fair value of our reporting units, tangible and intangible assets and contingent consideration. With regard to collectability, the Company believes it will face atypical delays in client payments going forward. In addition, we believe that the demand for certain discretionary lines of business may decrease, and that such decrease will impact our financial results in succeeding periods. Non-discretionary lines of business may also be adversely affected, for example because reduced economic activity or disruption in insurance markets reduces demand for or the extent of insurance coverage. We believe that these trends and uncertainties are comparable to those faced by other registrants as a result of the pandemic.

CARES Act

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security (‘CARES’) Act was enacted in the U.S. to provide relief to companies in the midst of the COVID-19 pandemic and to stimulate the economy. The assistance includes tax relief and government loans, grants and investments for entities in affected industries. The Company has reviewed its eligibility requirements under the key provisions of the CARES Act, including if and how they apply and how they will affect the Company, particularly provisions that (i) eliminate the taxable income limit for certain net operating losses (‘NOLs’) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior tax years; (ii) generally loosen the business interest limitation under section 163(j) from 30 percent to 50 percent; and (iii) fix the ‘retail glitch’ for qualified improvement property. Additionally, the CARES Act offers an employee retention credit to encourage employers to maintain headcounts even if employees cannot report to work because of issues related to COVID-19 as well as a temporary provision allowing companies to defer remitting the employer share of some payroll taxes to the government. The income tax and payroll tax provisions of the CARES Act were not material for the three months ended March 31, 2020 and are currently not expected to be material for calendar year 2020.

Recent Accounting Pronouncements

Not Yet Adopted

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes, which clarifies and amends existing guidance, including removing certain exceptions to the general principles of accounting for income taxes. This ASU becomes effective for the Company on January 1, 2021. Some of the changes must be applied on a retrospective or modified retrospective basis while others must be applied on a prospective basis. Early adoption is permitted. The Company does not plan to adopt this ASU early and is assessing the expected impact on our condensed consolidated financial statements.

Adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments, which amended the guidance on the impairment of financial instruments. The ASU added an impairment model (known as the current expected credit loss (‘CECL’) model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of lifetime expected credit losses on assets measured at amortized cost, which is intended to result in more timely recognition of such losses. The ASU was also intended to reduce the complexity of U.S. GAAP by decreasing the number of credit impairment models that entities use to account for debt instruments. Further, the ASU made targeted changes to the impairment model for available-for-sale debt securities. Additional ASUs were subsequently issued which provided amended and additional guidance for the implementation of ASU No. 2016-13. All related guidance has been codified into, and is now known as, ASC 326, Financial Instruments—Credit Losses (‘ASC 326’). ASC 326 became effective for the Company on January 1, 2020, at which time we adopted it. This ASU did not have a material impact on our condensed consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Simplifying the Test for Goodwill Impairment, which simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. In computing the implied fair value of goodwill under Step 2, previous U.S. GAAP required the performance of procedures to determine the fair value at the impairment testing date of assets and liabilities (including unrecognized assets and liabilities) following the procedure that is required in determining the fair value of assets acquired and liabilities assumed in a business combination. Instead, the amendments under this ASU require the goodwill impairment test to be performed by comparing the fair value of a reporting unit with its carrying amount. An impairment charge would be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. The ASU became effective for the Company on January 1, 2020, at which time we adopted it. The amendments in this ASU are applied on a prospective basis. There is no immediate impact to our condensed consolidated financial statements upon adopting this ASU, until such time as the next goodwill impairment test is performed (October 1, 2020, or sooner should circumstances warrant it). The most recent Step 1 goodwill impairment test resulted in fair values in excess of carrying values for all reporting units at October 1, 2019.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement as part of its disclosure framework project. The focus of this project is to improve the effectiveness of disclosures in the notes to the financial statements by facilitating clear communication of the information required by U.S. GAAP that is most important to users of an entity’s financial statements. This ASU removes certain disclosure requirements and adds or modifies other requirements. This ASU was effective for the Company on January 1, 2020, at which time we adopted it. Certain provisions of the ASU were required to be adopted retrospectively, while others were required to be adopted prospectively. This ASU did not have a material impact on the notes to our condensed consolidated financial statements.

In March 2020, the SEC issued a final rule that amends the disclosure requirements related to certain registered securities under SEC Regulation S-X, Rules 3-10 and 3-16 which currently require separate financial statements for subsidiary issuers and guarantors of registered debt securities unless certain exceptions are met, and affiliates that collateralize registered securities offerings if the affiliates’ securities are a substantial portion of the collateral. The final rule is generally effective for filings on or after January 4, 2021, however early application is permitted. The most pertinent portions of the final rule that are currently applicable to the Company include: (i) replacing the previous requirement under Rule 3-10 to provide condensed consolidating financial information in the registrant’s financial statements with a requirement to provide alternative financial disclosures (which include summarized financial information of the parent and any issuers and guarantors, as well as other qualitative disclosures) in either the registrant’s Management’s Discussion & Analysis section or its financial statements; and, (ii) reducing the periods for which summarized financial information is required to the most recent annual period and year-to-date interim period. The Company elected to early-adopt the provisions of the final rule during the three months ended March 31, 2020. Further, the new reduced quantitative disclosures and accompanying qualitative disclosures as required by this final rule have been relocated from the notes to the financial statements to Item II, Management’s Discussion and Analysis of Financial Condition and Results of Operations on this Form 10-Q.

In March 2020, the FASB issued ASU No. 2020-04, Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions for accounting for contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts, hedging relationships and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. This ASU became effective for the Company on March 12, 2020. The Company may apply the changes relating to contracts from January 1, 2020 or from a later date. The Company has made no contract modifications thus far to transition to a different reference rate, however it will consider this guidance as future modifications are made.

Note 3 — Acquisitions

TRANZACT Acquisition

On July 30, 2019, the Company acquired TRANZACT, a U.S.-based provider of comprehensive, direct-to-consumer sales and marketing solutions for leading insurance carriers in the U.S. TRANZACT leverages digital, data and direct marketing solutions to deliver qualified leads, fully-provisioned sales and robust customer management systems to brands seeking to acquire and manage large numbers of consumers. Pursuant to the terms of the acquisition agreement, subject to certain adjustments, the consideration consisted of $1.3 billion paid in cash at closing. Additional contingent consideration in the form of a potential earn-out of up to $17 million is to be paid in cash in 2021 based on the achievement of certain financial targets. The acquisition was initially funded in part with a $1.1 billion one-year term loan, with the remainder being funded from the Company’s existing revolving credit facility. TRANZACT operates as part of our Benefits Delivery and Administration segment and enhances the Company’s existing Medicare broking offering, while also adding significant direct-to-consumer marketing experience.

A summary of the preliminary fair values of the identifiable assets acquired, and liabilities assumed, of TRANZACT at July 30, 2019 are summarized in the following table.

Cash and cash equivalents	$7
Restricted cash	2
Accounts receivable, net	3
Renewal commissions receivable, current (i)	36
Prepaid and other current assets	22
Renewal commissions receivable, non-current (i)	130
Fixed assets	9
Intangible assets	646
Goodwill	722
Right-of-use assets	19
Other non-current assets	2
Collateralized facility	(91)
Other current liabilities	(55)
Deferred tax liabilities, net	(104)
Lease liabilities	(19)

Net assets acquired	$1,329

(i)

Renewal commissions receivables arise from direct-to-consumer Medicare broking sales. Cash collections for these receivables are expected to occur over a period of several years. Due to the provisions of ASC 606, these receivables are not discounted for a significant financing component when initially recognized. However, as a result of recognizing the fair value of these receivables in accordance with ASC 805, Business Combinations, these receivables have now been present-valued at the acquisition date. Prior to this fair value adjustment, the carrying value of these receivables was $231 million. The adjusted values of these acquired renewal commissions receivables will be included in prepaid and other current assets or other non-current assets, as appropriate, on the condensed consolidated balance sheets. The acquired renewal commissions receivables will be accounted for prospectively using the cost-recovery method in which future cash receipts will initially be applied against the acquisition date fair value until the value reaches zero. Any cash received in excess of the fair value determined at acquisition will be recorded to earnings when it is received at a future date.

Intangible assets consist primarily of $612 million of customer relationships, with an expected life of 15.4 years. Additional intangibles acquired consist of domain names.

Goodwill is calculated as the difference between the aggregate consideration and the acquisition date fair value of the net assets acquired, including the intangible assets acquired, and represents the value of TRANZACT’s assembled workforce and the future economic benefits that we expect to achieve as a result of the acquisition. None of the goodwill recognized on the transaction is tax deductible, however there is tax deductible goodwill that will be carried forward from previous acquisitions by TRANZACT.

During the three months ended March 31, 2020, purchase price allocation adjustments were made primarily to adjust the deferred tax liabilities related to the deductibility of goodwill. The purchase price allocation as of the acquisition date related to deferred tax assets and deferred tax liabilities is not yet complete.

Revenue related to TRANZACT was $95 million during the three months ended March 31, 2020.

Other Acquisitions

Other acquisitions were completed during the three months ended March 31, 2020 for combined cash payments of $71 million and contingent consideration with an estimated fair value of $4 million.

Note 4 — Revenue

Disaggregation of Revenue

The Company reports revenue by segment in Note 5 — Segment Information. The following table presents revenue by service offering and segment, as well as a reconciliation to total revenue for the three months ended March 31, 2020 and 2019. Along with reimbursable expenses and other, total revenue by service offering represents our revenue from customer contracts.

	Three Months Ended March 31,
	HCB		CRB		IRR		BDA		Corporate (i)		Total
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
Broking	$83	$73	$648	$660	$433	$405	$98	$3	$—	$—	$1,262	$1,141
Consulting	582	580	47	31	93	114	—	—	2	3	724	728
Outsourced administration	128	123	25	27	3	2	133	132	—	—	289	284
Other	47	47	1	1	83	58	—	—	1	1	132	107

Total revenue by service offering	840	823	721	719	612	579	231	135	3	4	2,407	2,260
Reimbursable expenses and other (i)	15	14	—	—	3	2	3	3	6	7	27	26

Total revenue from customer contracts	$855	$837	$721	$719	$615	$581	$234	$138	$9	$11	$2,434	$2,286
Interest and other income (ii)	10	6	18	9	3	10	—	—	1	1	32	26

Total revenue	$865	$843	$739	$728	$618	$591	$234	$138	$10	$12	$2,466	$2,312

(i)	Reimbursable expenses and other, as well as Corporate revenue, are excluded from segment revenue, but included in total revenue on the condensed consolidated statements of comprehensive income.
(ii)

Interest and other income is included in segment revenue and total revenue, however it has been presented separately in the above tables because it does not arise directly from contracts with customers.

Individual revenue streams aggregating to approximately 5% of total revenue from customer contracts for the three months ended March 31, 2020 and 2019 have been included within the Other line in the tables above.

The following table presents revenue by the geography where our work is performed for the three months ended March 31, 2020 and 2019. The reconciliation to total revenue on our condensed consolidated statements of comprehensive income and to segment revenue is shown in the table above.

	Three Months Ended March 31,
	HCB		CRB		IRR		BDA		Corporate		Total
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
North America	$476	$471	$233	$220	$170	$164	$229	$135	$2	$4	$1,110	$994
Great Britain	126	118	137	142	321	300	—	—	—	—	584	560
Western Europe	156	155	244	239	76	69	—	—	1	—	477	463
International	82	79	107	118	45	46	2	—	—	—	236	243

Total revenue by geography	$840	$823	$721	$719	$612	$579	$231	$135	$3	$4	$2,407	$2,260

Contract Balances

The Company reports accounts receivable, net on the condensed consolidated balance sheet, which includes billed and unbilled receivables and current contract assets. In addition to accounts receivable, net, the Company had the following non-current contract assets and deferred revenue balances at March 31, 2020 and December 31, 2019:

	March 31, 2020	December 31, 2019
Billed receivables, net of allowance for doubtful accounts of $55 million and $37 million	$1,870	$1,831
Unbilled receivables	442	434
Current contract assets	282	356

Accounts receivable, net	$2,594	$2,621

Non-current accounts receivable, net	$27	$30

Non-current contract assets	$140	$105

Deferred revenue	$562	$538

During the three months ended March 31, 2020, revenue of approximately $272 million was recognized that was reflected as deferred revenue at December 31, 2019.

During the three months ended March 31, 2020, the Company recognized revenue of approximately $6 million related to performance obligations satisfied in a prior period.

Performance Obligations

The Company has contracts for which performance obligations have not been satisfied as of March 31, 2020 or have been partially satisfied as of this date. The following table shows the expected timing for the satisfaction of the remaining performance obligations. This table does not include contract renewals or variable consideration, which was excluded from the transaction prices in accordance with the guidance on constraining estimates of variable consideration.

In addition, in accordance with ASC 606, Revenue From Contracts With Customers (‘ASC 606’), the Company has elected not to disclose the remaining performance obligations when one or both of the following circumstances apply:

•	Performance obligations which are part of a contract that has an original expected duration of less than one year, and

•	Performance obligations satisfied in accordance with ASC 606-10-55-18 (‘right to invoice’).

	Remainder of 2020	2021	2022 onward	Total
Revenue expected to be recognized on contracts as of March 31, 2020	$384	$400	$483	$1,267

Since most of the Company’s contracts are cancellable with less than one year’s notice, and have no substantive penalty for cancellation, the majority of the Company’s remaining performance obligations as of March 31, 2020 have been excluded from the table above.

Note 5 — Segment Information

Willis Towers Watson has four reportable operating segments or business areas:

•	Human Capital and Benefits (‘HCB’)

•	Corporate Risk and Broking (‘CRB’)

•	Investment, Risk and Reinsurance (‘IRR’)

•	Benefits Delivery and Administration (‘BDA’)

Willis Towers Watson’s chief operating decision maker is its chief executive officer. We determined that the operational data used by the chief operating decision maker is at the segment level. Management bases strategic goals and decisions on these segments and the data presented below is used to assess the adequacy of strategic decisions and the methods of achieving these strategies and related financial results. Management evaluates the performance of its segments and allocates resources to them based on net operating income on a pre-tax basis.

The Company experiences seasonal fluctuations of its revenue. Revenue is typically higher during the Company’s first and fourth quarters due primarily to the timing of broking-related activities.

The following table presents segment revenue and segment operating income for our reportable segments for the three months ended March 31, 2020 and 2019.

	Three Months Ended March 31,
	HCB		CRB		IRR		BDA		Total
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
Segment revenue	$850	$829	$739	$728	$615	$589	$231	$135	$2,435	$2,281

Segment operating income/(loss)	$213	$204	$127	$127	$277	$252	$(11)	$(21)	$606	$562

The following table presents a reconciliation of the information reported by segment to the Company’s condensed consolidated statement of comprehensive income amounts reported for the three months ended March 31, 2020 and 2019.

	Three Months Ended March 31,
	2020	2019
Revenue:
Total segment revenue	$2,435	$2,281
Reimbursable expenses and other	31	31

Revenue	$2,466	$2,312

Total segment operating income	$606	$562
Amortization	(121)	(127)
Transaction and integration expenses (i)	(9)	(6)
Unallocated, net (ii)	(116)	(70)

Income from operations	360	359
Interest expense	(61)	(54)
Other income, net	92	55

Income from operations before income taxes	$391	$360

(i)	Includes transaction costs related to the proposed Aon combination and TRANZACT acquisition in 2019.
(ii)

Includes certain costs, primarily related to corporate functions which are not directly related to the segments, and certain differences between budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes.

The Company does not currently provide asset information by reportable segment as it does not routinely evaluate the total asset position by segment.

Note 6 — Income Taxes

Provision for income taxes for the three months ended March 31, 2020 was $78 million compared to $67 million for the three months ended March 31, 2019. The effective tax rate was 20.0% for the three months ended March 31, 2020 and 18.8% for the three months ended March 31, 2019. These effective tax rates are calculated using extended values from our condensed consolidated statements of comprehensive income and are therefore more precise tax rates than can be calculated from rounded values. The prior year effective tax rate was lower primarily due to discrete valuation allowance releases in certain non-U.S. jurisdictions.

On April 7, 2020, U.S. Treasury and the Internal Revenue Service issued final regulations on specific aspects of U.S. Tax Reform that are retroactive to tax years beginning after December 20, 2018. These final regulations constitute a subsequent event and will be recognized in the period in which the regulation was issued. This legislation impacts certain positions previously taken with respect to amounts recorded in our condensed consolidated financial statements. We will adjust such amounts to reflect this legislation in our condensed consolidated financial statements during the three months ended June 30, 2020. We have estimated the potential adjustment to be between $50 million and $82 million.

The Company recognizes deferred tax balances related to the undistributed earnings of subsidiaries when it expects that it will recover those undistributed earnings in a taxable manner, such as through receipt of dividends or sale of the investments. Historically, we have not provided taxes on cumulative earnings of our subsidiaries that have been reinvested indefinitely. As a result of our plans to restructure or distribute accumulated earnings of certain foreign operations, we have recorded an estimate of foreign withholding and state income taxes. However, we assert that the historical cumulative earnings of our other subsidiaries are reinvested indefinitely, and therefore do not provide deferred tax liabilities on these amounts.

The Company records valuation allowances against net deferred tax assets based on whether it is more likely than not that the deferred tax assets will be realized. We have liabilities for uncertain tax positions under ASC 740 of $51 million, excluding interest and penalties. The Company believes the outcomes that are reasonably possible within the next 12 months may result in a reduction in the liability for uncertain tax positions of approximately $3 million to $7 million, excluding interest and penalties.

Note 7 — Goodwill and Other Intangible Assets

The components of goodwill are outlined below for the three months ended March 31, 2020:

	HCB	CRB	IRR	BDA	Total
Balance at December 31, 2019:
Goodwill, gross	$4,298	$2,309	$1,795	$3,284	$11,686
Accumulated impairment losses	(130)	(362)	—	—	(492)

Goodwill, net - December 31, 2019	4,168	1,947	1,795	3,284	11,194
Goodwill acquired	14	27	—	—	41
Acquisition accounting adjustment	—	—	—	(5)	(5)
Foreign exchange	(27)	(21)	(20)	—	(68)

Balance at March 31, 2020:
Goodwill, gross	4,285	2,315	1,775	3,279	11,654
Accumulated impairment losses	(130)	(362)	—	—	(492)

Goodwill, net - March 31, 2020	$4,155	$1,953	$1,775	$3,279	$11,162

Other Intangible Assets

The following table reflects changes in the net carrying amounts of the components of finite-lived intangible assets for the three months ended March 31, 2020:

	Client relationships	Software	Trademark and trade name	Other	Total
Balance at December 31, 2019:
Intangible assets, gross	$4,029	$753	$1,051	$134	$5,967
Accumulated amortization	(1,731)	(551)	(176)	(31)	(2,489)

Intangible assets, net - December 31, 2019	2,298	202	875	103	3,478
Intangible assets acquired	23	—	—	23	46
Amortization	(77)	(26)	(10)	(8)	(121)
Foreign exchange	(40)	—	—	(3)	(43)

Balance at March 31, 2020:
Intangible assets, gross	3,974	743	1,051	151	5,919
Accumulated amortization	(1,770)	(567)	(186)	(36)	(2,559)

Intangible assets, net - March 31, 2020	$2,204	$176	$865	$115	$3,360

The weighted-average remaining life of amortizable intangible assets at March 31, 2020 was 13.6 years.

The table below reflects the future estimated amortization expense for amortizable intangible assets for the remainder of 2020 and for subsequent years:

Amortization
Remainder of 2020	$331
2021	373
2022	315
2023	267
2024	235
Thereafter	1,839

Total	$3,360

Note 8 — Derivative Financial Instruments

We are exposed to certain foreign currency risks. Where possible, we identify exposures in our business that can be offset internally. Where no natural offset is identified, we may choose to enter into various derivative transactions. These instruments have the effect of reducing our exposure to unfavorable changes in foreign currency rates. The Company’s board of directors reviews and approves policies for managing this risk as summarized below. Additional information regarding our derivative financial instruments can be found in Note 10 — Fair Value Measurements and Note 15 — Accumulated Other Comprehensive Loss.

Foreign Currency Risk

Certain non-U.S. subsidiaries receive revenue and incur expenses in currencies other than their functional currency, and as a result, the foreign subsidiary’s functional currency revenue and/or expenses will fluctuate as the currency rates change. Additionally, the forecast Pounds sterling expenses of our London brokerage market operations may exceed their Pounds sterling revenue, and they may also hold significant foreign currency asset or liability positions in the condensed consolidated balance sheet. To reduce such variability, we use foreign exchange contracts to hedge against this currency risk.

These derivatives were designated as hedging instruments and at March 31, 2020 and December 31, 2019 had total notional amounts of $495 million and $499 million, respectively, and had a net fair value liability of $14 million and a net fair value asset of $8 million, respectively.

At March 31, 2020, the Company estimates, based on current exchange rates, there will be $13 million of net derivative losses on forward exchange rates reclassified from accumulated other comprehensive loss into earnings within the next twelve months as the forecast transactions affect earnings. At March 31, 2020, our longest outstanding maturity was 1.7 years.

The effects of the material derivative instruments that are designated as hedging instruments on the condensed consolidated statements of comprehensive income for the three months ended March 31, 2020 and 2019 are below. Amounts pertaining to the ineffective portion of hedging instruments and those excluded from effectiveness testing were immaterial for the three months ended March 31, 2020 and 2019.

Three Months Ended March 31,	(Loss)/gain recognized in OCI (effective element)
	2020	2019
Forward exchange contracts	$(24)	$8

Location of gain/(loss) reclassified from Accumulated OCL into income (effective element)	Gain/(loss) reclassified from Accumulated OCL into income (effective element)
	2020	2019
Revenue	$—	$1
Salaries and benefits	(2)	(5)

	$(2)	$(4)

We also enter into foreign currency transactions, primarily to hedge certain intercompany loans and other balance sheet exposures in currencies other than the functional currency of a given entity. These derivatives are not generally designated as hedging instruments and at March 31, 2020 and December 31, 2019, we had notional amounts of $1.1 billion and $931 million, respectively, and had net fair value assets of $5 million and $21 million, respectively.

The effects of derivatives that have not been designated as hedging instruments on the condensed consolidated statements of comprehensive income for the three months ended March 31, 2020 and 2019 are as follows:

		Loss recognized in income
Derivatives not designated as hedging instruments:	Location of loss recognized in income	Three Months Ended March 31,
		2020	2019
Forward exchange contracts	Other income, net	$(12)	$(10)

Note 9 — Debt

Current debt consists of the following:

	March 31, 2020	December 31, 2019
Term loan due 2020	$174	$292
Current portion of collateralized facility	24	24
5.750% senior notes due 2021	499	—

	$697	$316

Long-term debt consists of the following:

	March 31, 2020	December 31, 2019
Revolving $1.25 billion credit facility	$396	$—
Collateralized facility (i)	53	60
5.750% senior notes due 2021	—	499
3.500% senior notes due 2021	448	448
2.125% senior notes due 2022 (ii)	590	604
4.625% senior notes due 2023	249	249
3.600% senior notes due 2024	646	646
4.400% senior notes due 2026	546	546
4.500% senior notes due 2028	595	595
2.950% senior notes due 2029	446	446
6.125% senior notes due 2043	271	271
5.050% senior notes due 2048	395	395
3.875% senior notes due 2049	542	542

	$5,177	$5,301

(i)	At March 31, 2020 and December 31, 2019, the Company had $119 million and $127 million, respectively, of renewal commissions receivables pledged as collateral for this facility.
(ii)	Notes issued in Euro (€540 million)

At March 31, 2020 and December 31, 2019, we were in compliance with all financial covenants.

Note 10 — Fair Value Measurements

The Company has categorized its assets and liabilities that are measured at fair value on a recurring and non-recurring basis into a three-level fair value hierarchy, based on the reliability of the inputs used to determine fair value as follows:

•	Level 1: refers to fair values determined based on quoted market prices in active markets for identical assets;

•	Level 2: refers to fair values estimated using observable market-based inputs or unobservable inputs that are corroborated by market data; and

•	Level 3: includes fair values estimated using unobservable inputs that are not corroborated by market data.

The following methods and assumptions were used by the Company in estimating its fair value disclosure for financial instruments:

•	Available-for-sale securities are classified as Level 1 because we use quoted market prices in determining the fair value of these securities.

•

Market values for our derivative instruments have been used to determine the fair value of forward foreign exchange contracts based on estimated amounts the Company would receive or have to pay to terminate the agreements, taking into account observable information about the current foreign currency forward rates. Such financial instruments are classified as Level 2 in the fair value hierarchy.

•

Contingent consideration payable is classified as Level 3, and we estimate fair value based on the likelihood and timing of achieving the relevant milestones of each arrangement, applying a probability assessment to each of the potential outcomes, which at times includes the use of a Monte Carlo simulation, and discounting the probability-weighted payout. Typically, milestones are based on revenue or earnings growth for the acquired business.

The following tables present our assets and liabilities measured at fair value on a recurring basis at March 31, 2020 and December 31, 2019:

		Fair Value Measurements on a Recurring Basis at March 31, 2020
	Balance Sheet Location	Level 1	Level 2	Level 3	Total
Assets:
Available-for-sale securities:
Mutual funds / exchange traded funds	Prepaid and other current assets and other non-current assets	$6	$—	$—	$6
Derivatives:
Derivative financial instruments (i)	Prepaid and other current assets and other non-current assets	$—	$9	$—	$9
Liabilities:
Contingent consideration:
Contingent consideration (ii)	Other current liabilities and other non-current liabilities	$—	$—	$21	$21
Derivatives:
Derivative financial instruments (i)	Other current liabilities and other non-current liabilities	$—	$18	$—	$18

		Fair Value Measurements on a Recurring Basis at December 31, 2019
	Balance Sheet Location	Level 1	Level 2	Level 3	Total
Assets:
Available-for-sale securities:
Mutual funds / exchange traded funds	Prepaid and other current assets and other non-current assets	$20	$—	$—	$20
Derivatives:
Derivative financial instruments (i)	Prepaid and other current assets and other non-current assets	$—	$32	$—	$32
Liabilities:
Contingent consideration:
Contingent consideration (ii)	Other current liabilities and other non-current liabilities	$—	$—	$17	$17
Derivatives:
Derivative financial instruments (i)	Other current liabilities and other non-current liabilities	$—	$3	$—	$3

(i)	See Note 8 — Derivative Financial Instruments for further information on our derivative investments.
(ii)

Probability weightings are based on our knowledge of the past and planned performance of the acquired entity to which the contingent consideration applies. The fair value weighted-average discount rates used on our material contingent consideration calculations were 9.80% and 10.16% at March 31, 2020 and December 31, 2019, respectively. The range of these discount rates was 6.98% - 13.00% at March 31, 2020. Using different probability weightings and discount rates could result in an increase or decrease of the contingent consideration payable.

The following table summarizes the change in fair value of the Level 3 liabilities:

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)	March 31, 2020
Balance at December 31, 2019	$17
Obligations assumed	4
Payments	—
Realized and unrealized losses	1
Foreign exchange	(1)

Balance at March 31, 2020	$21

There were no significant transfers to or from Level 3 in the three months ended March 31, 2020.

The following tables present our liabilities not measured at fair value on a recurring basis at March 31, 2020 and December 31, 2019:

	March 31, 2020		December 31, 2019
	Carrying Value	Fair Value	Carrying Value	Fair Value
Liabilities:
Current debt	$697	$704	$316	$319
Long-term debt	$5,177	$5,290	$5,301	$5,694

The carrying values of our revolving credit facility, collateralized facility and term loan approximate their fair values. The fair values above are not necessarily indicative of the amounts that the Company would realize upon disposition nor do they indicate the Company’s intent or ability to dispose of the financial instruments. The fair values of our respective senior notes are considered Level 2 financial instruments as they are corroborated by observable market data.

Note 11 — Retirement Benefits

Defined Benefit Plans and Post-retirement Welfare Plans

Willis Towers Watson sponsors both qualified and non-qualified defined benefit pension plans and other post-retirement welfare (‘PRW’) plans throughout the world. The majority of our plan assets and obligations are in the U.S. and the U.K. We have also included disclosures related to defined benefit plans in certain other countries, including Canada, France, Germany and Ireland. Together, these disclosed funded and unfunded plans represent 99% of Willis Towers Watson’s pension and PRW obligations and are disclosed herein.

Components of Net Periodic Benefit (Income)/Cost for Defined Benefit Pension and Post-retirement Welfare Plans

The following table sets forth the components of net periodic benefit (income)/cost for the Company’s defined benefit pension and PRW plans for the three months ended March 31, 2020 and 2019:

	Three Months Ended March 31,
	2020				2019
	U.S.	U.K.	Other	PRW	U.S.	U.K.	Other	PRW
Service cost	$18	$4	$5	$—	$16	$4	$5	$—
Interest cost	33	18	4	1	40	24	4	1
Expected return on plan assets	(73)	(62)	(8)	—	(64)	(63)	(7)	—
Amortization of net loss	9	6	—	—	5	5	1	—
Amortization of prior service credit	—	(4)	—	(1)	—	(4)	—	(1)

Net periodic benefit (income)/cost	$(13)	$(38)	$1	$—	$(3)	$(34)	$3	$—

Employer Contributions to Defined Benefit Pension Plans

The Company made no contributions to its U.S. plans for the three months ended March 31, 2020 and anticipates making $60 million in contributions over the remainder of the fiscal year. The Company made contributions of $20 million to its U.K. plans for the three months ended March 31, 2020 and anticipates making additional contributions of $55 million for the remainder of the fiscal year. The Company made contributions of $14 million to its other plans for the three months ended March 31, 2020 and anticipates making additional contributions of $5 million for the remainder of the fiscal year.

Defined Contribution Plans

The Company made contributions to its defined contribution plans of $43 million and $41 million during the three months ended March 31, 2020 and 2019, respectively.

Note 12 — Leases

The following table presents lease costs recorded on our condensed consolidated statements of comprehensive income for the three months ended March 31, 2020 and 2019, respectively:

	Three Months Ended March 31,
	2020	2019
Finance lease cost:
Amortization of right-of-use assets	$1	$1
Interest on lease liabilities	1	1
Operating lease cost	47	48
Short-term lease cost	—	—
Variable lease cost	10	13
Sublease income	(5)	(4)

Total lease cost, net	$54	$59

The total lease cost is recognized in different locations in our condensed consolidated statements of comprehensive income. Amortization of the finance lease ROU assets is included in depreciation, while the interest cost component of these finance leases is included in interest expense. All other costs are included in other operating expenses.

Note 13 — Commitments and Contingencies

Indemnification Agreements

Willis Towers Watson has various agreements which provide that it may be obligated to indemnify the other party to the agreement with respect to certain matters. Generally, these indemnification provisions are included in contracts arising in the normal course of business and in connection with the purchase and sale of certain businesses. Although it is not possible to predict the maximum potential amount of future payments that may become due under these indemnification agreements because of the conditional nature of the Company’s obligations and the unique facts of each particular agreement, we do not believe that any potential liability that may arise from such indemnity provisions is probable or material.

Legal Proceedings

In the ordinary course of business, the Company is subject to various actual and potential claims, lawsuits and other proceedings. Some of the claims, lawsuits and other proceedings seek damages in amounts which could, if assessed, be significant. We do not expect the impact of claims or demands not described below to be material to the Company’s condensed consolidated financial statements. The Company also receives subpoenas in the ordinary course of business and, from time to time, receives requests for information in connection with governmental investigations.

Errors and omissions claims, lawsuits, and other proceedings arising in the ordinary course of business are covered in part by professional indemnity or other appropriate insurance. The terms of this insurance vary by policy year. Regarding self-insured risks, the Company has established provisions which are believed to be adequate in light of current information and legal advice, or, in certain cases, where a range of loss exists, the Company accrues the minimum amount in the range if no amount within the range is a better estimate than any other amount. The Company adjusts such provisions from time to time according to developments. See Note 14 — Supplementary Information for Certain Balance Sheet Accounts for the amounts accrued at March 31, 2020 and December 31, 2019 in the condensed consolidated balance sheets.

On the basis of current information, the Company does not expect that the actual claims, lawsuits and other proceedings to which it is subject, or potential claims, lawsuits, and other proceedings relating to matters of which it is aware, will ultimately have a material adverse effect on its financial condition, results of operations or liquidity. Nonetheless, given the large or indeterminate amounts sought in certain of these actions, and the inherent unpredictability of litigation and disputes with insurance companies, it is possible that an adverse outcome or settlement in certain matters could, from time to time, have a material adverse effect on the Company’s results of operations or cash flows in particular quarterly or annual periods. In addition, given the early stages of some litigation or regulatory proceedings described below, it may not be possible to predict their outcomes or resolutions, and it is possible that any one or more of these events may have a material adverse effect on the Company.

The Company provides for contingent liabilities based on ASC 450, Contingencies, when it is determined that a liability, inclusive of defense costs, is probable and reasonably estimable. The contingent liabilities recorded are primarily developed actuarially. Litigation is subject to many factors which are difficult to predict so there can be no assurance that in the event of a material unfavorable result in one or more claims, we will not incur material costs.

Merger-Related Securities Litigation

On November 21, 2017, a purported former stockholder of Legacy Towers Watson filed a putative class action complaint on behalf of a putative class consisting of all Legacy Towers Watson stockholders as of October 2, 2015 against the Company, Legacy Towers Watson, Legacy Willis, ValueAct Capital Management (‘ValueAct’), and certain current and former directors and officers of Legacy Towers Watson and Legacy Willis (John Haley, Dominic Casserley, and Jeffrey Ubben), in the United States District Court for the Eastern District of Virginia. The complaint asserted claims against certain defendants under Section 14(a) of the Securities Exchange Act of 1934 (the ‘Exchange Act’) for allegedly false and misleading statements in the proxy statement for the Merger; and against other defendants under Section 20(a) of the Exchange Act for alleged ‘control person’ liability with respect to such allegedly false and misleading statements. The complaint further contended that the allegedly false and misleading statements caused stockholders of Legacy Towers Watson to accept inadequate Merger consideration. The complaint sought damages in an unspecified amount. On February 20, 2018, the court appointed the Regents of the University of California (‘Regents’) as Lead Plaintiff and Bernstein Litowitz Berger & Grossman LLP (‘Bernstein’) as Lead Counsel for the putative class, consolidated all subsequently filed, removed, or transferred actions, and captioned the consolidated action ‘In re Willis Towers Watson plc Proxy Litigation,’ Master File No. 1:17-cv-1338-AJT-JFA. On March 9, 2018, Lead Plaintiff filed an Amended Complaint. On April 13, 2018, the defendants filed motions to dismiss the Amended Complaint, and, on July 11, 2018, following briefing and argument, the court granted the motions and dismissed the Amended Complaint in its entirety. On July 30, 2018, Lead Plaintiff filed a notice of appeal from the court’s July 11, 2018 dismissal order to the United States Court of Appeals for the Fourth Circuit, and, on December 6, 2018, the parties completed briefing on the appeal. On May 8, 2019, the parties argued the appeal, and on August 30, 2019, the Fourth Circuit vacated the dismissal order and remanded the case to the Eastern District of Virginia for further proceedings consistent with its decision. On September 13, 2019, the defendants filed a petition for rehearing by the Fourth Circuit en banc, which the Fourth Circuit denied on September 27, 2019. On November 8, 2019, the defendants filed renewed motions to dismiss in the Eastern District of Virginia based upon certain arguments that were advanced in their original motions to dismiss, but undecided by both the district court and the Fourth Circuit. On December 18, 2019, the parties completed briefing on the defendants’ renewed motions, and, on December 20, 2019, the court heard argument on the motions. On January 31, 2020, the court denied the motions.

On February 27, 2018 and March 8, 2018, two additional purported former stockholders of Legacy Towers Watson, City of Fort Myers General Employees’ Pension Fund (‘Fort Myers’) and Alaska Laborers-Employers Retirement Trust (‘Alaska’), filed putative class action complaints on behalf of a putative class of Legacy Towers Watson stockholders against the former members of the Legacy Towers Watson board of directors, Legacy Towers Watson, Legacy Willis and ValueAct, in the Delaware Court of Chancery, captioned City of Fort Myers General Employees’ Pension Fund v. Towers Watson & Co., et al., C.A. No. 2018-0132, and Alaska Laborers-Employers Retirement Trust v. Victor F. Ganzi, et al., C.A. No. 2018-0155, respectively. Based on similar allegations as the Eastern District of Virginia action described above, the complaints assert claims against the former directors of Legacy Towers Watson for breach of fiduciary duty and against Legacy Willis and ValueAct for aiding and abetting breach of fiduciary duty.

On March 9, 2018, Regents filed a putative class action complaint on behalf of a putative class of Legacy Towers Watson stockholders against the Company, Legacy Willis, ValueAct, and Messrs. Haley, Casserley, and Ubben, in the Delaware Court of Chancery, captioned The Regents of the University of California v. John J. Haley, et al., C.A. No. 2018-0166. Based on similar allegations as the Eastern District of Virginia action described above, the complaint asserts claims against Mr. Haley for breach of fiduciary duty and against all other defendants for aiding and abetting breach of fiduciary duty. Also on March 9, 2018, Regents filed a motion for consolidation of all pending and subsequently filed Delaware Court of Chancery actions, and for appointment as Lead Plaintiff and for the appointment of Bernstein as Lead Counsel for the putative class. On March 29, 2018, Fort Myers and Alaska responded to Regents’ motion and cross-moved for appointment as Co-Lead Plaintiffs and for the appointment of their counsel, Grant & Eisenhofer P.A. and Kessler Topaz Meltzer & Check, LLP as Co-Lead Counsel. On April 2, 2018, the court consolidated the Delaware Court of Chancery actions and all related actions subsequently filed in or transferred to the Delaware Court of Chancery. On June 5, 2018, the court denied Regents’ motion for appointment of Lead Plaintiff and Lead Counsel and granted Fort Myers’ and Alaska’s cross-motion. On June 20, 2018, Fort Myers and Alaska designated the complaint previously filed by Alaska (the ‘Alaska Complaint’) as the operative complaint in the consolidated action. On September 14, 2018, the defendants filed motions to dismiss the Alaska Complaint. On October 31, 2018, Fort Myers and Alaska filed an amended complaint, which, based on similar allegations, asserts claims against the former directors of legacy Towers Watson for breach of fiduciary duty and against ValueAct and Mr. Ubben for aiding and abetting breach of fiduciary duty. On January 11, 2019, the defendants filed motions to dismiss the amended complaint, and on March 29, 2019, the parties completed briefing on the motions. The court heard argument on the motions on April 11, 2019 and, on July 25, 2019, dismissed the amended complaint in its entirety. On August 22, 2019, Fort Myers and Alaska filed a notice of appeal from the court’s July 25, 2019 dismissal order to the Supreme Court of the State of Delaware. On November 22, 2019, the parties completed briefing on the appeal, which was submitted on April 22, 2020 for decision in lieu of argument. The decision remains pending.

On October 18, 2018, three additional purported former stockholders of Legacy Towers Watson, Naya Master Fund LP, Naya 174 Fund Limited and Naya Lincoln Park Master Fund Limited (collectively, ‘Naya’), filed a complaint against the Company, Legacy Towers Watson, Legacy Willis and John Haley, in the Supreme Court of the State of New York, County of New York, captioned Naya Master Fund LP, et al. v. John J. Haley, et al., Index No. 654968/2018. Based on similar allegations as the Eastern District of Virginia and Delaware actions described above, the complaint asserts claims for common law fraud and negligent misrepresentation. On December 18, 2018, the defendants filed a motion to dismiss the complaint, and on March 21, 2019, the parties completed briefing on the motion. On April 23, 2019, the parties filed a Stipulation and Proposed Order Voluntarily Discontinuing Action providing for the dismissal of the action with prejudice, which the court entered on April 29, 2019.

The defendants dispute the allegations in these actions and intend to defend the lawsuits vigorously. Given the stage of the proceedings, the Company is unable to provide an estimate of the reasonably possible loss or range of loss in respect of the complaints.

Stanford Financial Group

The Company has been named as a defendant in 15 similar lawsuits relating to the collapse of The Stanford Financial Group (‘Stanford’), for which Willis of Colorado, Inc. acted as broker of record on certain lines of insurance. The complaints in these actions generally allege that the defendants actively and materially aided Stanford’s alleged fraud by providing Stanford with certain letters regarding coverage that they knew would be used to help retain or attract actual or prospective Stanford client investors. The complaints further allege that these letters, which contain statements about Stanford and the insurance policies that the defendants placed for Stanford, contained untruths and omitted material facts and were drafted in this manner to help Stanford promote and sell its allegedly fraudulent certificates of deposit.

The 15 actions are as follows:

•

Troice, et al. v. Willis of Colorado, Inc., et al., C.A. No. 3:9-CV-1274-N, was filed on July 2, 2009 in the U.S. District Court for the Northern District of Texas against Willis Group Holdings plc, Willis of Colorado, Inc. and a Willis associate, among others. On April 1, 2011, plaintiffs filed the operative Third Amended Class Action Complaint individually and on behalf of a putative, worldwide class of Stanford investors, adding Willis Limited as a defendant and alleging claims under Texas statutory and common law and seeking damages in excess of $1 billion, punitive damages and costs. On May 2, 2011, the defendants filed motions to dismiss the Third Amended Class Action Complaint, arguing, inter alia, that the plaintiffs’ claims are precluded by the Securities Litigation Uniform Standards Act of 1998 (‘SLUSA’).

On May 10, 2011, the court presiding over the Stanford-related actions in the Northern District of Texas entered an order providing that it would consider the applicability of SLUSA to the Stanford-related actions based on the decision in a separate Stanford action not involving a Willis entity, Roland v. Green, Civil Action No. 3:10-CV-0224-N (‘Roland’). On August 31, 2011, the court issued its decision in Roland, dismissing that action with prejudice under SLUSA.

On October 27, 2011, the court in Troice entered an order (i) dismissing with prejudice those claims asserted in the Third Amended Class Action Complaint on a class basis on the grounds set forth in the Roland decision discussed above and (ii) dismissing without prejudice those claims asserted in the Third Amended Class Action Complaint on an individual basis. Also on October 27, 2011, the court entered a final judgment in the action.

On October 28, 2011, the plaintiffs in Troice filed a notice of appeal to the U.S. Court of Appeals for the Fifth Circuit. Subsequently, Troice, Roland and a third action captioned Troice, et al. v. Proskauer Rose LLP, Civil Action No. 3:09-CV-01600-N, which also was dismissed on the grounds set forth in the Roland decision discussed above and on appeal to the U.S. Court of Appeals for the Fifth Circuit, were consolidated for purposes of briefing and oral argument. Following the completion of briefing and oral argument, on March 19, 2012, the Fifth Circuit reversed and remanded the actions. On April 2, 2012, the defendants-appellees filed petitions for rehearing en banc. On April 19, 2012, the petitions for rehearing en banc were denied. On July 18, 2012, defendants-appellees filed a petition for writ of certiorari with the United States Supreme Court regarding the Fifth Circuit’s reversal in Troice. On January 18, 2013, the Supreme Court granted our petition. Opening briefs were filed on May 3, 2013 and the Supreme Court heard oral argument on October 7, 2013. On February 26, 2014, the Supreme Court affirmed the Fifth Circuit’s decision.

On March 19, 2014, the plaintiffs in Troice filed a Motion to Defer Resolution of Motions to Dismiss, to Compel Rule 26(f) Conference and For Entry of Scheduling Order.

On March 25, 2014, the parties in Troice and the Janvey, et al. v. Willis of Colorado, Inc., et al. action discussed below stipulated to the consolidation of the two actions for pre-trial purposes under Rule 42(a) of the Federal Rules of Civil Procedure. On March 28, 2014, the Court ‘so ordered’ that stipulation and, thus, consolidated Troice and Janvey for pre-trial purposes under Rule 42(a).

On September 16, 2014, the court (a) denied the plaintiffs’ request to defer resolution of the defendants’ motions to dismiss, but granted the plaintiffs’ request to enter a scheduling order; (b) requested the submission of supplemental briefing by all parties on the defendants’ motions to dismiss, which the parties submitted on September 30, 2014; and (c) entered an order setting a schedule for briefing and discovery regarding plaintiffs’ motion for class certification, which schedule, among other things, provided for the submission of the plaintiffs’ motion for class certification (following the completion of briefing and discovery) on April 20, 2015.

On December 15, 2014, the court granted in part and denied in part the defendants’ motions to dismiss. On January 30, 2015, the defendants except Willis Group Holdings plc answered the Third Amended Class Action Complaint.

On April 20, 2015, the plaintiffs filed their motion for class certification, the defendants filed their opposition to plaintiffs’ motion, and the plaintiffs filed their reply in further support of the motion. Pursuant to an agreed stipulation also filed with the court on April 20, 2015, the defendants on June 4, 2015 filed sur-replies in further opposition to the motion. The Court has not yet scheduled a hearing on the motion.

On June 19, 2015, Willis Group Holdings plc filed a motion to dismiss the complaint for lack of personal jurisdiction. On November 17, 2015, Willis Group Holdings plc withdrew the motion.

On March 31, 2016, the parties in the Troice and Janvey actions entered into a settlement in principle that is described in more detail below.

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Ranni v. Willis of Colorado, Inc., et al., C.A. No. 9-22085, was filed on July 17, 2009 against Willis Group Holdings plc and Willis of Colorado, Inc. in the U.S. District Court for the Southern District of Florida. The complaint was filed on behalf of a putative class of Venezuelan and other South American Stanford investors and alleges claims under Section 10(b) of the Securities Exchange Act of 1934 (and Rule 10b-5 thereunder) and Florida statutory and common law and seeks damages in an amount to be determined at trial. On October 6, 2009, Ranni was transferred, for consolidation or coordination with other Stanford-related actions (including Troice), to the Northern District of Texas by the U.S. Judicial Panel on Multidistrict Litigation (the ‘JPML’). The defendants have not yet responded to the complaint in Ranni. On August 26, 2014, the plaintiff filed a notice of voluntary dismissal of the action without prejudice.

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Canabal, et al. v. Willis of Colorado, Inc., et al., C.A. No. 3:9-CV-1474-D, was filed on August 6, 2009 against Willis Group Holdings plc, Willis of Colorado, Inc. and the same Willis associate named as a defendant in Troice, among others, also in the Northern District of Texas. The complaint was filed individually and on behalf of a putative class of Venezuelan Stanford investors, alleged claims under Texas statutory and common law and sought damages in excess of $1 billion, punitive damages, attorneys’ fees and costs. On December 18, 2009, the parties in Troice and Canabal stipulated to the consolidation of those actions (under the Troice civil action number), and, on December 31, 2009, the plaintiffs in Canabal filed a notice of dismissal, dismissing the action without prejudice.

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Rupert, et al. v. Winter, et al., Case No. 2009C115137, was filed on September 14, 2009 on behalf of 97 Stanford investors against Willis Group Holdings plc, Willis of Colorado, Inc. and the same Willis associate, among others, in Texas state court (Bexar County). The complaint alleges claims under the Securities Act of 1933, Texas and Colorado statutory law and Texas common law and seeks special, consequential and treble damages of more than $300 million, attorneys’ fees and costs. On October 20, 2009, certain defendants, including Willis of Colorado, Inc., (i) removed Rupert to the U.S. District Court for the Western District of Texas, (ii) notified the JPML of the pendency of this related action and (iii) moved to stay the action pending a determination by the JPML as to whether it should be transferred to the Northern District of Texas for consolidation or coordination with the other Stanford-related actions. On April 1, 2010, the JPML issued a final transfer order for the transfer of Rupert to the Northern District of Texas. On January 24, 2012, the court remanded Rupert to Texas state court (Bexar County), but stayed the action until further order of the court. On August 13, 2012, the plaintiffs filed a motion to lift the stay, which motion was denied by the court on September 16, 2014. On October 10, 2014, the plaintiffs appealed the court’s denial of their motion to lift the stay to the U.S. Court of Appeals for the Fifth Circuit. On January 5, 2015, the Fifth Circuit consolidated the appeal with the appeal in the Rishmague, et ano. v. Winter, et al. action discussed below, and the consolidated appeal, was fully briefed as of March 24, 2015. Oral argument on the consolidated appeal was held on September 2, 2015. On September 16, 2015, the Fifth Circuit affirmed. The defendants have not yet responded to the complaint in Rupert.

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Casanova, et al. v. Willis of Colorado, Inc., et al., C.A. No. 3:10-CV-1862-O, was filed on September 16, 2010 on behalf of seven Stanford investors against Willis Group Holdings plc, Willis Limited, Willis of Colorado, Inc. and the same Willis associate, among others, also in the Northern District of Texas. The complaint alleges claims under Texas statutory and common law and seeks actual damages in excess of $5 million, punitive damages, attorneys’ fees and costs. On February 13, 2015, the parties filed an Agreed Motion for Partial Dismissal pursuant to which they agreed to the dismissal of certain claims pursuant to the motion to dismiss decisions in the Troice action discussed above and the Janvey action discussed below. Also on February 13, 2015, the defendants except Willis Group Holdings plc answered the complaint in the Casanova action. On June 19, 2015, Willis Group Holdings plc filed a motion to dismiss the complaint for lack of personal jurisdiction. Plaintiffs have not opposed the motion.

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Rishmague, et ano. v. Winter, et al., Case No. 2011CI2585, was filed on March 11, 2011 on behalf of two Stanford investors, individually and as representatives of certain trusts, against Willis Group Holdings plc, Willis of Colorado, Inc., Willis of Texas, Inc. and the same Willis associate, among others, in Texas state court (Bexar County). The complaint alleges claims under Texas and Colorado statutory law and Texas common law and seeks special, consequential and treble damages of more than $37 million and attorneys’ fees and costs. On April 11, 2011, certain defendants, including Willis of Colorado, Inc., (i) removed Rishmague to the Western District of Texas, (ii) notified the JPML of the pendency of this related action and (iii) moved to stay the action pending a determination by the JPML as to whether it should be transferred to the Northern District of Texas for consolidation or coordination with the other Stanford-related actions. On August 8, 2011, the JPML issued a final transfer order for the transfer of Rishmague to the Northern District of Texas, where it is currently pending. On August 13, 2012, the plaintiffs joined with the plaintiffs in the Rupert action in their motion to lift the court’s stay of the Rupert action. On September 9, 2014, the court remanded Rishmague to Texas state court (Bexar County), but stayed the action until further order of the court and denied the plaintiffs’ motion to lift the stay. On October 10, 2014, the plaintiffs appealed the court’s denial of their motion to lift the stay to the Fifth Circuit. On January 5, 2015, the Fifth Circuit consolidated the appeal with the appeal in the Rupert action, and the consolidated appeal was fully briefed as of March 24, 2015. Oral argument on the consolidated appeal was held on September 2, 2015. On September 16, 2015, the Fifth Circuit affirmed. The defendants have not yet responded to the complaint in Rishmague.

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MacArthur v. Winter, et al., Case No. 2013-07840, was filed on February 8, 2013 on behalf of two Stanford investors against Willis Group Holdings plc, Willis of Colorado, Inc., Willis of Texas, Inc. and the same Willis associate, among others, in Texas state court (Harris County). The complaint alleges claims under Texas and Colorado statutory law and Texas common law and seeks actual, special, consequential and treble damages of approximately $4 million and attorneys’ fees and costs. On March 29, 2013, Willis of Colorado, Inc. and Willis of Texas, Inc. (i) removed MacArthur to the U.S. District Court for the Southern District of Texas and (ii) notified the JPML of the pendency of this related action. On April 2, 2013, Willis of Colorado, Inc. and Willis of Texas, Inc. filed a motion in the Southern District of Texas to stay the action pending a determination by the JPML as to whether it should be transferred to the Northern District of Texas for consolidation or coordination with the other Stanford-related actions. Also on April 2, 2013, the court presiding over MacArthur in the Southern District of Texas transferred the action to the Northern District of Texas for consolidation or coordination with the other Stanford-related actions. On September 29, 2014, the parties stipulated to the remand (to Texas state court (Harris County)) and stay of MacArthur until further order of the court (in accordance with the court’s September 9, 2014 decision in Rishmague (discussed above)), which stipulation was ‘so ordered’ by the court on October 14, 2014. The defendants have not yet responded to the complaint in MacArthur.

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Florida suits: On February 14, 2013, five lawsuits were filed against Willis Group Holdings plc, Willis Limited and Willis of Colorado, Inc. in Florida state court (Miami-Dade County), alleging violations of Florida common law. The five suits are: (1) Barbar, et al. v. Willis Group Holdings Public Limited Company, et al., Case No. 13-05666CA27, filed on behalf of 35 Stanford investors seeking compensatory damages in excess of $30 million; (2) de Gadala-Maria, et al. v. Willis Group Holdings Public Limited Company, et al., Case No. 13-05669CA30, filed on behalf of 64 Stanford investors seeking compensatory damages in excess of $83.5 million; (3) Ranni, et ano. v. Willis Group Holdings Public Limited Company, et al., Case No. 13-05673CA06, filed on behalf of two Stanford investors seeking compensatory damages in excess of $3 million; (4) Tisminesky, et al. v. Willis Group Holdings Public Limited Company, et al., Case No. 13-05676CA09, filed on behalf of 11 Stanford investors seeking compensatory damages in excess of $6.5 million; and (5) Zacarias, et al. v. Willis Group Holdings Public Limited Company, et al., Case No. 13-05678CA11, filed on behalf of 10 Stanford investors seeking compensatory damages in excess of $12.5 million. On June 3, 2013, Willis of Colorado, Inc. removed all five cases to the Southern District of Florida and, on June 4, 2013, notified the JPML of the pendency of these related actions. On June 10, 2013, the court in Tisminesky issued an order sua sponte staying and administratively closing that action pending a determination by the JPML as to whether it should be transferred to the Northern District of Texas for consolidation and coordination with the other Stanford-related actions. On June 11, 2013, Willis of Colorado, Inc. moved to stay the other four actions pending the JPML’s transfer decision. On June 20, 2013, the JPML issued a conditional transfer order for the transfer of the five actions to the Northern District of Texas, the transmittal of which was stayed for seven days to allow for any opposition to be filed. On June 28, 2013, with no opposition having been filed, the JPML lifted the stay, enabling the transfer to go forward.

On September 30, 2014, the court denied the plaintiffs’ motion to remand in Zacarias, and, on October 3, 2014, the court denied the plaintiffs’ motions to remand in Tisminesky and de Gadala Maria. On December 3, 2014 and March 3, 2015, the court granted the plaintiffs’ motions to remand in Barbar and Ranni, respectively, remanded both actions to Florida state court (Miami-Dade County) and stayed both actions until further order of the court. On January 2, 2015 and April 1, 2015, the plaintiffs in Barbar and Ranni, respectively, appealed the court’s December 3, 2014 and March 3, 2015 decisions to the Fifth Circuit. On April 22, 2015 and July 22, 2015, respectively, the Fifth Circuit dismissed the Barbar and Ranni appeals sua sponte for lack of jurisdiction. The defendants have not yet responded to the complaints in Ranni or Barbar.

On April 1, 2015, the defendants except Willis Group Holdings plc filed motions to dismiss the complaints in Zacarias, Tisminesky and de Gadala-Maria. On June 19, 2015, Willis Group Holdings plc filed motions to dismiss the complaints in Zacarias, Tisminesky and de Gadala-Maria for lack of personal jurisdiction. On July 15, 2015, the court dismissed the complaint in Zacarias in its entirety with leave to replead within 21 days. On July 21, 2015, the court dismissed the complaints in Tisminesky and de Gadala-Maria in their entirety with leave to replead within 21 days. On August 6, 2015, the plaintiffs in Zacarias, Tisminesky and de Gadala-Maria filed amended complaints (in which, among other things, Willis Group Holdings plc was no longer named as a defendant). On September 11, 2015, the defendants filed motions to dismiss the amended complaints. The motions await disposition by the court.

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Janvey, et al. v. Willis of Colorado, Inc., et al., Case No. 3:13-CV-03980-D, was filed on October 1, 2013 also in the Northern District of Texas against Willis Group Holdings plc, Willis Limited, Willis North America Inc., Willis of Colorado, Inc. and the same Willis associate. The complaint was filed (i) by Ralph S. Janvey, in his capacity as Court-Appointed Receiver for the Stanford Receivership Estate, and the Official Stanford Investors Committee (the ‘OSIC’) against all defendants and (ii) on behalf of a putative, worldwide class of Stanford investors against Willis North America Inc. Plaintiffs Janvey and the OSIC allege claims under Texas common law and the court’s Amended Order Appointing Receiver, and the putative class plaintiffs allege claims under Texas statutory and common law. Plaintiffs seek actual damages in excess of $1 billion, punitive damages and costs. As alleged by the Stanford Receiver, the total amount of collective losses allegedly sustained by all investors in Stanford certificates of deposit is approximately $4.6 billion.

On November 15, 2013, plaintiffs in Janvey filed the operative First Amended Complaint, which added certain defendants unaffiliated with Willis. On February 28, 2014, the defendants filed motions to dismiss the First Amended Complaint, which motions, other than with respect to Willis Group Holding plc’s motion to dismiss for lack of personal jurisdiction, were granted in part and denied in part by the court on December 5, 2014. On December 22, 2014, Willis filed a motion to amend the court’s December 5 order to certify an interlocutory appeal to the Fifth Circuit, and, on December 23, 2014, Willis filed a motion to amend and, to the extent necessary, reconsider the court’s December 5 order. On January 16, 2015, the defendants answered the First Amended Complaint. On January 28, 2015, the court denied Willis’s motion to amend the court’s December 5 order to certify an interlocutory appeal to the Fifth Circuit. On February 4, 2015, the court granted Willis’s motion to amend and, to the extent necessary, reconsider the December 5 order.

As discussed above, on March 25, 2014, the parties in Troice and Janvey stipulated to the consolidation of the two actions for pre-trial purposes under Rule 42(a) of the Federal Rules of Civil Procedure. On March 28, 2014, the Court ‘so ordered’ that stipulation and, thus, consolidated Troice and Janvey for pre-trial purposes under Rule 42(a).

On January 26, 2015, the court entered an order setting a schedule for briefing and discovery regarding the plaintiffs’ motion for class certification, which schedule, among other things, provided for the submission of the plaintiffs’ motion for class certification (following the completion of briefing and discovery) on July 20, 2015. By letter dated March 4, 2015, the parties requested that the court consolidate the scheduling orders entered in Troice and Janvey to provide for a class certification submission date of April 20, 2015 in both cases. On March 6, 2015, the court entered an order consolidating the scheduling orders in Troice and Janvey, providing for a class certification submission date of April 20, 2015 in both cases, and vacating the July 20, 2015 class certification submission date in the original Janvey scheduling order.

On November 17, 2015, Willis Group Holdings plc withdrew its motion to dismiss for lack of personal jurisdiction.

On March 31, 2016, the parties in the Troice and Janvey actions entered into a settlement in principle that is described in more detail below.

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Martin v. Willis of Colorado, Inc., et al., Case No. 201652115, was filed on August 5, 2016, on behalf of one Stanford investor against Willis Group Holdings plc, Willis Limited, Willis of Colorado, Inc. and the same Willis associate in Texas state court (Harris County). The complaint alleges claims under Texas statutory and common law and seeks actual damages of less than $100,000, exemplary damages, attorneys’ fees and costs. On September 12, 2016, the plaintiff filed an amended complaint, which added five more Stanford investors as plaintiffs and seeks damages in excess of $1 million. The defendants have not yet responded to the amended complaint in Martin.

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Abel, et al. v. Willis of Colorado, Inc., et al., C.A. No. 3:16-cv-2601, was filed on September 12, 2016, on behalf of more than 300 Stanford investors against Willis Group Holdings plc, Willis Limited, Willis of Colorado, Inc. and the same Willis associate, also in the Northern District of Texas. The complaint alleges claims under Texas statutory and common law and seeks actual damages in excess of $135 million, exemplary damages, attorneys’ fees and costs. On November 10, 2016, the plaintiffs filed an amended complaint, which, among other things, added several more Stanford investors as plaintiffs. The defendants have not yet responded to the complaint in Abel.

The plaintiffs in Janvey and Troice and the other actions above seek overlapping damages, representing either the entirety or a portion of the total alleged collective losses incurred by investors in Stanford certificates of deposit, notwithstanding the fact that Legacy Willis acted as broker of record for only a portion of time that Stanford issued certificates of deposit. In the fourth quarter of 2015, the Company recognized a $70 million litigation provision for loss contingencies relating to the Stanford matters based on its ongoing review of a variety of factors as required by accounting standards.

On March 31, 2016, the Company entered into a settlement in principle for $120 million relating to this litigation, and increased its provisions by $50 million during that quarter. Further details on this settlement in principle are given below.

The settlement is contingent on a number of conditions, including court approval of the settlement and a bar order prohibiting any continued or future litigation against Willis related to Stanford, which may not be given. Therefore, the ultimate resolution of these matters may differ from the amount provided for. The Company continues to dispute the allegations and, to the extent litigation proceeds, to defend the lawsuits vigorously.

Settlement. On March 31, 2016, the Company entered into a settlement in principle, as reflected in a Settlement Term Sheet, relating to the Stanford litigation matter. The Company agreed to the Settlement Term Sheet to eliminate the distraction, burden, expense and uncertainty of further litigation. In particular, the settlement and the related bar orders described below, if upheld through any appeals, would enable the Company (a newly-combined firm) to conduct itself with the bar orders’ protection from the continued overhang of matters alleged to have occurred approximately a decade ago. Further, the Settlement Term Sheet provided that the parties understood and agreed that there is no admission of liability or wrongdoing by the Company. The Company expressly denies any liability or wrongdoing with respect to the matters alleged in the Stanford litigation.

On or about August 31, 2016, the parties to the settlement signed a formal Settlement Agreement memorializing the terms of the settlement as originally set forth in the Settlement Term Sheet. The parties to the Settlement Agreement are Ralph S. Janvey (in his capacity as the Court-appointed receiver (the ‘Receiver’) for The Stanford Financial Group and its affiliated entities in receivership (collectively, ‘Stanford’)), the Official Stanford Investors Committee, Samuel Troice, Martha Diaz, Paula Gilly-Flores, Punga Punga Financial, Ltd., Manuel Canabal, Daniel Gomez Ferreiro and Promotora Villa Marina, C.A. (collectively, ‘Plaintiffs’), on the one hand, and Willis Towers Watson Public Limited Company (formerly Willis Group Holdings Public Limited Company), Willis Limited, Willis North America Inc., Willis of Colorado, Inc. and the Willis associate referenced above (collectively, ‘Defendants’), on the other hand. Under the terms of the Settlement Agreement, the parties agreed to settle and dismiss the Janvey and Troice actions (collectively, the ‘Actions’) and all current or future claims arising from or related to Stanford in exchange for a one-time cash payment to the Receiver by the Company of $120 million to be distributed to all Stanford investors who have claims recognized by the Receiver pursuant to the distribution plan in place at the time the payment is made.

The Settlement Agreement also provides the parties’ agreement to seek the Court’s entry of bar orders prohibiting any continued or future litigation against the Defendants and their related parties of claims relating to Stanford, whether asserted to date or not. The terms of the bar orders therefore would prohibit all Stanford-related litigation described above, and not just the Actions, but including any pending matters and any actions that may be brought in the future. Final Court approval of these bar orders is a condition of the settlement.

On September 7, 2016, Plaintiffs filed with the Court a motion to approve the settlement. On October 19, 2016, the Court preliminarily approved the settlement. Several of the plaintiffs in the other actions above objected to the settlement, and a hearing to consider final approval of the settlement was held on January 20, 2017, after which the Court reserved decision. On August 23, 2017, the Court approved the settlement, including the bar orders. Several of the objectors appealed the settlement approval and bar orders to the Fifth Circuit. Oral argument on the appeals was heard on December 3, 2018, and, on July 22, 2019, the Fifth Circuit affirmed the approval of the settlement, including the bar orders. On August 5, 2019, certain of the plaintiff-appellants filed a petition for rehearing by the Fifth Circuit en banc (the ‘Petition’). On August 19, 2019, the Fifth Circuit requested a response to the Petition. On August 29, 2019, the Receiver filed a response to the Petition. On December 19, 2019, the Fifth Circuit granted the Petition (treating it as a petition for panel rehearing), withdrew its July 22, 2019 opinion, and substituted a new opinion that also affirmed the approval of the settlement, including the bar orders. On January 2, 2020, certain of the plaintiff-appellants filed another petition for rehearing by the Fifth Circuit en banc (the ‘Second Petition’), in which the other plaintiff-appellants joined. On January 21, 2020, the Fifth Circuit denied the Second Petition.

The Company will not make the $120 million settlement payment until the settlement is not subject to any further appeal.

Aviation Broking Competition Investigations

In October 2017, the European Commission (‘Commission’) disclosed to us that it has initiated civil investigation proceedings in respect of a suspected infringement of E.U. competition rules involving several broking firms, including our principal U.K. broking subsidiary and one of its parent entities. In particular, the Commission has stated that the civil proceedings concern the exchange of commercially sensitive information between competitors in relation to aviation and aerospace insurance and reinsurance broking products and services in the European Economic Area, as well as possible coordination between competitors. The initiation of proceedings does not mean there has been a finding of infringement, merely that the Commission will investigate the case. We are providing information to the Commission as requested.

Since 2017, we have become aware that other countries are conducting their own investigations of the same or similar alleged conduct, including, without limitation, Brazil. In January 2019, the Brazil Conselho Administrativo de Defesa Economica (‘CADE’) launched an administrative proceeding to investigate alleged sharing of competitive and commercially sensitive information in the insurance and reinsurance brokerage industry for aviation and aerospace and related ancillary services. The CADE identified 11 entities under investigation, including Willis Group Limited, one of our U.K. subsidiaries.

Given the status of the above-noted investigations, the Company is currently unable to assess the terms on which they will be resolved, or any other regulatory matter or civil claims emanating from the conduct being investigated, will be resolved, and thus is unable to provide an estimate of the reasonably possible loss or range of loss.

Note 14 — Supplementary Information for Certain Balance Sheet Accounts

Additional details of specific balance sheet accounts are detailed below.

Prepaid and other current assets consist of the following:

	March 31, 2020	December 31, 2019
Prepayments and accrued income	$166	$145
Deferred contract costs	72	101
Derivatives and investments	25	49
Deferred compensation plan assets	14	18
Retention incentives	9	11
Corporate income and other taxes	52	56
Restricted cash	8	8
Acquired renewal commissions receivable	23	25
Other current assets	100	112

Total prepaid and other current assets	$469	$525

Deferred revenue and accrued expenses consist of the following:

	March 31, 2020	December 31, 2019
Accounts payable, accrued liabilities and deferred income	$854	$856
Accrued discretionary and incentive compensation	265	727
Accrued vacation	163	137
Other employee-related liabilities	47	64

Total deferred revenue and accrued expenses	$1,329	$1,784

Provision for liabilities consists of the following:

	March 31, 2020	December 31, 2019
Claims, lawsuits and other proceedings	$459	$456
Other provisions	82	81

Total provision for liabilities	$541	$537

Note 15 — Accumulated Other Comprehensive Loss

Changes in accumulated other comprehensive loss, net of non-controlling interests, and net of tax are provided in the following tables for the three months ended March 31, 2020 and 2019. These tables exclude amounts attributable to non-controlling interests, which are not material for further disclosure.

	Foreign currency translation (i)		Derivative instruments (i)		Defined pension and post-retirement benefit costs (ii)		Total
	2020	2019	2020	2019	2020	2019	2020	2019
Balance at December 31, 2019 and 2018, respectively	$(538)	$(616)	$13	$(8)	$(1,702)	$(1,337)	$(2,227)	$(1,961)
Other comprehensive (loss)/income before reclassifications	(208)	9	(19)	6	(4)	1	(231)	16
Loss reclassified from accumulated other comprehensive loss (net of income tax benefit of $0 and $4, respectively)	—	—	1	5	11	2	12	7

Net current-period other comprehensive (loss)/income	(208)	9	(18)	11	7	3	(219)	23
Reclassification of tax effects per ASU 2018-02 (iii)	—	—	—	—	—	(36)	—	(36)

Balance at March 31, 2020 and 2019, respectively	$(746)	$(607)	$(5)	$3	$(1,695)	$(1,370)	$(2,446)	$(1,974)

(i)

Reclassification adjustments from accumulated other comprehensive loss related to derivative instruments are included in Revenue and Salaries and benefits in the accompanying condensed consolidated statements of comprehensive income. See Note 8 — Derivative Financial Instruments for additional details regarding the reclassification adjustments for the derivative settlements.

(ii)

Reclassification adjustments from accumulated other comprehensive loss are included in the computation of net periodic pension cost (see Note 11 — Retirement Benefits). These components are included in Other income, net in the accompanying condensed consolidated statements of comprehensive income.

(iii)

On January 1, 2019, in accordance with ASU 2018-02, we reclassified to Retained earnings $36 million of defined pension and postretirement costs, representing the ‘stranded’ tax effect of the change in the U.S. federal corporate tax rate resulting from U.S. Tax Reform.

Note 16 — Earnings Per Share

Basic and diluted earnings per share are calculated by dividing net income attributable to Willis Towers Watson by the average number of ordinary shares outstanding during each period. The computation of diluted earnings per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue shares were exercised or converted into shares or resulted in the issuance of shares that then shared in the net income of the Company.

At March 31, 2020 and 2019, there were 0.2 million and 0.3 million time-based share options; 0.3 million and 0.4 million performance-based options; and 0.3 million and 0.5 million restricted performance-based stock units outstanding, respectively. The Company’s restricted time-based stock units were immaterial at March 31, 2020 and 2019.

Basic and diluted earnings per share are as follows:

	Three Months Ended March 31,
	2020	2019
Net income attributable to Willis Towers Watson	$305	$287

Basic average number of shares outstanding	130	130
Dilutive effect of potentially issuable shares	—	—

Diluted average number of shares outstanding	130	130

Basic earnings per share	$2.36	$2.21
Dilutive effect of potentially issuable shares	(0.02)	(0.01)

Diluted earnings per share	$2.34	$2.20

There were no anti-dilutive options or restricted stock units for the three months ended March 31, 2020 and 2019.